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                                                                    NEWS RELEASE

[ROYAL GOLD INC LETTERHEAD]




      FOR IMMEDIATE RELEASE: FOR FURTHER INFORMATION CONTACT:

                             Stanley Dempsey, Chairman & Chief Executive Officer Karen Gross, Vice President and Corporate Secretary
                             (303) 573-1660


                        ROYAL GOLD COMPLETES TRANSACTION
                  WITH HIGH RIVER GOLD FOR ITS TAPARKO PROJECT


         DENVER, COLORADO. DECEMBER 5, 2005: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL) today announced that it has finalized an agreement with Somita SA ("Somita"), a 90%-owned subsidiary of High River Gold Mines, Ltd. ("High River") (TSX:HRG), to provide a total of $35 million, over the next year, for the construction and development of High River's Taparko open pit gold project, located in Burkina Faso, West Africa. High River expects construction of the Taparko-Bouroum Project to be completed in the fourth quarter of calendar 2006. Today's announcement follows last month's announced (October 18, 2005) signing of the term-sheet agreement and approval by both the Board of Directors of Royal Gold and High River.

         In exchange for the $35 million in financing Royal Gold will receive two concurrent production payments, a tail royalty and a milling royalty. The first production payment is fixed at 15.0% of produced ounces (equivalent to a 15.0% gross smelter return royalty). The second production payment (also equivalent to a gross smelter return royalty) is set at a 4.3% fixed percentage rate of the produced ounces when the average monthly gold price falls between $385 and $430 per ounce, or a sliding-scale at a calculated percentage rate, when the average monthly gold price falls outside of this range.

         The calculated rate, expressed as a percentage, is determined by dividing the average monthly gold price by 100 for gold prices above $430 per ounce, not to exceed 10.0%, or by


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dividing the average monthly gold price by 90 for gold prices below $385 per ounce (i.e., a $450 per ounce gold price results in a rate of 450/100 = 4.5%). Both production payments continue until the earlier of the production of 804,420 ounces or payments totaling $35 million under the fixed 15.0% production payment.

         The tail royalty, which is a 2.0% gross smelter return ("GSR") royalty, is applicable to gold production from defined portions of the Taparko-Bouroum Project area. The milling royalty is a 0.75% GSR royalty on ore that is mined outside of the defined area of the Taparko-Bouroum Project and that is processed through the Tarparko processing facilities to a maximum of 1.1 million tons (1.0 million tonnes) per year. Both of these royalties commence once the two concurrent production payments have ceased.

         As part of the $35 million funding, an initial payment of $6.4 million was made to Somita upon closing. Subsequent funding of the Project is contingent upon Somita's satisfaction of certain project requirements. If these are not met within a specified time frame, Somita is obligated to repay this initial payment with interest to Royal Gold.

         High River, headquartered in Toronto, Canada, is an emerging mid-tier gold producer with quality exploration and development properties in Russia and West Africa.

         Royal Gold is a precious metals royalty company engaging in the acquisition and management of precious metal royalty interests. Royal Gold is publicly traded on the NASDAQ National Market System under the symbol "RGLD," and on the Toronto Stock Exchange under the symbol "RGL." The Company's web page is located at www.royalgold.com.

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         Cautionary "Safe Harbor" Statement Under the Private Securities
Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding completion of the Taparko Project in Burkina Faso, royalty and production payments and funding of the project. Factors that could cause actual results to differ materially from projections include, among others, satisfaction of certain project requirements, precious metals prices, decisions and activities of the operator of this property, unanticipated grade, geological, metallurgical, processing or other problems the operator may encounter, changes in project parameters as plans continue to be refined, economic and market conditions, and changes in the political or legal systems in Burkina Faso, as well as other factors described elsewhere in this press release and in our Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. Most of these factors are beyond the Company's ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.



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